                                                                 EXHIBIT 10.2

                          CIGAR PRODUCTION AGREEMENT
                          --------------------------

     THIS AGREEMENT, made this ____ day of ______, 1997 by and between TAMBORIL CIGAR COMPANY, a Delaware corporation with its principal offices at 2600 S.W. Third Avenue, Miami, FL 33129 ("Tamboril"); and HUBBARD IMPORTS, a Florida general partnership with its principal offices at 1600 N.W. 163rd Street, Miami, FL 33169-3562 ("Hubbard").

                             W I T N E S S E T H :

     WHEREAS, Tamboril is in the business of manufacturing, producing, and selling premium hand-rolled cigars;

     WHEREAS, Hubbard is in the business of distributing cigars throughout the United States;

     WHEREAS, the parties entered into a Cigar Distribution Agreement between Tamboril Cigar Company and Hubbard Imports, dated July 1, 1997 which is incorporated herein by reference (the "Distribution Agreement");

     WHEREAS, Hubbard desires to create, produce, manufacture and sell a line of premium hand-rolled cigars under the HAMILTON brand name; and

     WHEREAS, Hubbard desires to engage Tamboril, and Tamboril desires to be engaged, to manufacture cigars sold under the HAMILTON brand name by Hubbard.

     NOW, THEREFORE, in consideration of the mutual promises, covenants, and conditions contained herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.  AGREEMENT TO MANUFACTURE CIGARS: Subject to the terms and conditions
         -------------------------------
contained in this Agreement, Hubbard hereby engages Tamboril, and Tamboril accepts said engagement, to be Hubbard's non-exclusive manufacturer of cigars to be sold under the HAMILTON brand name by Hubbard. The HAMILTON cigars shall consist of a blend of tobaccos comprising the binder and filler and a wrapper as has already been established and agreed upon by the parties and is evidenced by the approximately 100,000 cigars already shipped to Hubbard by Tamboril, subject to modification from time to time by mutual agreement between the parties (the "Hamilton Blend"). Tamboril agrees that it will not use or sell the Hamilton Blend under any other brand or line of cigars, unless for Hubbard and Hubbard's specific request. In this regard, in the event Tamboril has in its inventory any cigars using the Hubbard Blend after the expiration or termination of this Agreement, Tamboril agrees to destroy said inventory.

     2.  QUANTITY OF CIGARS TO BE MANUFACTURED BY TAMBORIL AND PURCHASED BY
         ------------------------------------------------------------------
HUBBARD:
-------

     (a) Tamboril agrees to manufacture at least Eight Hundred Thousand (800,000) cigars pursuant to the Delivery Schedule which is annexed hereto as Schedule A and made a part hereof, which shall provide for delivery by Tamboril and purchase by Hubbard of all said cigars on or before December 31, 1997
(the "Minimum") giving credit for the approximately 100,000 HAMILTON cigars already shipped to Hubbard; provided however, that Tamboril shall use its best efforts (without any guarantee) to produce One Million (1,000,000) cigars for sale pursuant to this Agreement.

     (b) Subject to the terms and conditions of this Agreement, Hubbard hereby agrees and guarantees that pursuant to the terms of this Agreement it will purchase at least Eight Hundred Thousand (800,000) on or before December 31, 1997 pursuant to the Delivery Schedule which is annexed hereto as Schedule A and made a part hereof (subject to Paragraph 13(c) with regard to said dates only) in accordance with the Delivery Schedule annexed as Schedule A. In the event Hubbard fails to purchase the Minimum amount of cigars by December 31, 1997, or any Subsequent Minimum (as defined below) and date agreed upon pursuant to the terms of Paragraph 2(c), Hubbard shall , within ten (10) days following the applicable date, either (i) purchase and pay for that quantity of cigars equal to the difference between actual purchases through the relevant date and the Subsequent Minimum, or (ii) pay to Tamboril the Profit that Tamboril would have earned on the purchase by Hubbard of the Minimum or Subsequent Minimum. For purposes of the preceding sentence, Profit shall be defined as thirty percent (30%) of the average invoice price for HUBBARD cigars purchased hereunder during the preceding six (6) month period, or entire period said period is less than six (6) months. The Distribution Agreement is hereby incorporated into this Agreement by reference.

     (c) On or before January 1 of each year during the term of this Agreement, and any renewals or extensions hereof, the parties shall consult with each other and mutually agree upon a gross production for that calendar year (the "Subsequent Minimums"). The dates (and not the quantities) are subject to the provisions of Paragraph 13(c) below. The parties shall agree upon said quantity by January 30 of each year. In the event the parties are unable to reach an agreement within said period, either party shall have the right to terminate this Agreement on thirty (30) days written notice to the other.

     (d) In order to effectuate the manufacture and sale of cigars under the terms of this Agreement, Hubbard shall deliver purchase orders to Tamboril for the quantities, reasonable shipping dates, and specifications desired. The parties shall agree, in advance of any purchase orders, upon a delivery schedule for each order of cigars. In the event Tamboril fails to deliver cigars according to the agreed upon delivery schedule and does not cure the late shipment within seven (7) days of notice by Hubbard, Hubbard shall have the right to reject any delinquently shipped orders and those rejected orders shall be credited towards Hubbard's Minimum or Subsequent Minimum hereunder. In the event Tamboril causes five (5) or more uncured defaults as defined in this paragraph 2(d) to occur in any six (6) month period, Hubbard shall have the right to terminate this Agreement on thirty (30) days written notice to Tamboril.

     3.   PURCHASE PRICES FOR CIGARS AND PAYMENT:
          --------------------------------------

     (a) The purchase prices for the cigars Hubbard purchases under the terms of this Agreement are set forth in Schedule B annexed hereto and made part
hereof.   All cigars shall be purchased F.O.B. Miami, Florida. These prices shall remain current for the first twelve (12) month period of the term of this Agreement, provided, however, that Tamboril reserves the exclusive right to change these prices, and any subsequently agreed upon prices, without notice in the event their costs of raw materials, labor, or manufacturing costs increase or decrease more than ten percent (10%) (a "Material Change") (in the event of a decrease, Tamboril shall have the obligation to decrease the purchase price). Within ten (10) business days of a Material Change, Tamboril shall provide written notice of same with the details of said change to Hubbard and the purchase price to Hubbard shall be modified accordingly. In the event Hubbard has already received a purchase order from one or more of its customers during such ten (10) day period, and Hubbard is not already in possession of inventory of Hubbard cigars to fill said order, the prices for those particular cigars shall be unaffected by the Material Change. Upon request from Hubbard, Tamboril agrees to provide reasonable documentation to permit Hubbard to verify the increase in said costs to Tamboril.

     (b) Tamboril will invoice Hubbard for all purchases of cigars made hereunder. Invoices for any particular order will not be issued until cigars for that order have been shipped by Tamboril. Payment for said invoices shall be due thirty (30) days from the later of (i) the receipt of the cigars shipped pursuant to a particular purchase order; or (ii) the receipt of the invoice.

     4.  PRODUCTION SCHEDULE: Upon complete execution of this Agreement,
         -------------------
Tamboril shall, to the extent not already done, provide Hubbard with Tamboril's current sales information, quantities and types for at least the twelve (12) month period preceding the date of this Agreement. In addition, Tamboril shall provide Hubbard with a manufacturing schedule Tamboril reasonably expects to conform with for Tamboril's manufacturing over the period through December 31, 1997 so that Hubbard may plan for its distribution schedule. Tamboril makes no warranties or representations with regard to its sales information (except that it accurately reflects sales for the period covered) or its manufacturing schedule (except that it reasonably expects to follow that schedule).

     5.  QUALITY STANDARDS: All cigars produced for Hubbard under this
         -----------------
Agreement shall be produced, labeled and packaged in conformity with all laws and regulations applicable for use in the United States of America.

     6.  DEFECTIVE PRODUCTS: All products hereunder shall be sold to Hubbard
         ------------------
F.O.B. Miami, Florida. Any products which are returned by customers of Hubbard due to defects or damage arising from the manufacture or delivery of the cigars up to the F.O.B. point in Miami shall be returnable to Tamboril in exchange for a refund of the purchase price as set forth above to be taken as a credit on Tamboril's next invoice to Hubbard. In the event there are no further invoices to Tamboril as a result of the termination or expiration of this Agreement Tamboril shall remit payment to Hubbard of the amount due to be refunded within ten business days of such termination or expiration. Any returns for defects or damage arising from the storage, handling, delivery or other act/omission after the F.O.B. point in Miami shall be borne exclusively by Hubbard. Notwithstanding anything herein to the contrary, no refunds/credits will be due Hubbard on any products more than sixty (60) days following delivery of said products to the F.O.B. point.

     7.  PACKAGING: All cigars manufactured for Hubbard hereunder shall be
         ---------
packaged in standard cigar packaging/boxes according to specifications provided to and agreed upon by the parties in advance of any production.

     8.  This paragraph intentionally deleted.

     9.  WARRANTIES AND REPRESENTATIONS:
         ------------------------------

     (a) BY HUBBARD: Hubbard represents and warrants that:
         ----------

            (i) it is a partnership authorized to conduct its business and own its assets as contemplated in this Agreement and the Distribution Agreement;

             (ii) it is either the owner or has full right, license and authority to use the HAMILTON name, likeness (i.e. George Hamilton), photograph, image and trademarks/service marks, including but not limited to those marks set forth in Schedule C hereto and those which are added thereto from time to time, in connection with the manufacture, production, sale, distribution, marketing, promotion and advertising of cigars and cigar related accessories, as is contemplated in this Agreement; and

             (iii) it shall market, sell, promote and advertise the sale of the HAMILTON cigars in accordance with all applicable federal, state and local laws, rules and regulations.

     (b) BY TAMBORIL: Tamboril represents and warrants that:
         -----------

             (i) it is a corporation duly organized and validly existing, and that it is authorized and empowered to conduct its business and own its assets as contemplated in this Agreement and the Distribution Agreement;

             (ii) it will not seek to register in any country whatsoever, or oppose Hubbard's registration or use of the HAMILTON trademarks/service marks; and

             (iii) the cigars produced for Hubbard hereunder shall be free from material defect (subject to paragraph 6 above) and shall be manufactured in compliance with all laws and regulations applicable within the United States (up through the F.O.B. point).

             (iv) it shall not sell or distribute cigars bearing the Hamilton name to any other third person, firm or entity under any type of arrangement other than to Hubbard hereunder.

     10.  INDEMNIFICATION: Each party hereby indemnifies and holds harmless the
          ---------------
other, its officers, directors, employees, agents and attorneys, from and against any and all loss, liability, damage and expense (including reasonable attorney's fees) arising from the breach of any its warranties or representations contained above.

     11.  INSURANCE: Tamboril shall procure and maintain for the term of this
          ---------
Agreement product liability insurance in the minimum amounts of $1,000,000/$3,000,000 providing coverage for death or personal injury as a result of the defective production of the cigars sold hereunder. Said policy shall name Hubbard as an additional insured, for a broad form vendors endorsement, and shall provide that the policy cannot be canceled or modified without providing thirty (30) days written notice to Hubbard. Upon request, Tamboril shall provide Hubbard with a copy of the declaration page of said policy.

     12.  TERM: Subject to the terms and conditions set forth in this Agreement,
          ----
the term of this Agreement shall commence on June 30, 1997 and shall endure until December 31, 2000. In addition, but subject to meeting all terms and conditions hereof, including but not limited to meeting minimum performance and purchase requirements as set forth in paragraph 2 hereof, Hubbard shall have three (3) additional three (3) year options to renew this Agreement. The options to renew shall only be exercisable if: (a) Hubbard shall have meet the minimum purchase requirements as set forth in paragraph 2 hereof and for all subsequent years during the term hereof; (b) Hubbard shall give Tamboril not less than ninety days written notice of its intention to exercise its option; and (c) any option after the first option shall be contingent upon the satisfaction of subsections (a) and (b) above, and the previous option having been exercised.

     13.  TERMINATION.  This Agreement may be terminated in the following
          -----------
circumstances:

     (a) if either party files, has filed against it, or consents to the filing of any petition in bankruptcy or for other relief under any bankruptcy law or law for the relief of debtors, or be adjudicated insolvent, or be dissolved or liquidated, or make any assignment for the benefit of creditors, or a receiver or similar person should be appointed ("bankrupt event") then the other party may terminate this Agreement by notice in writing, in the event such bankrupt event is not terminated within twenty
     (20) days; or

     (b) in the event that force majeure as defined in Section 14 hereof, shall prevent one party from fulfilling its obligations for a period in excess of 180 days, the other party hereto may terminate this Agreement immediately by notice in writing.

     (c) in the event that Hubbard fails to meet its minimum purchase requirements as set forth in paragraph 2 hereof, Tamboril shall the right, but not the obligation, to terminate this Agreement upon fifteen (15) days prior written notice to Hubbard. Notwithstanding the preceding to the contrary, Hubbard shall have the right, but not the obligation, to cure the failure to meet the Minimum or Subsequent Minimums by up to 10% (solely for the purposes of this paragraph and the dates set forth in Paragraph 2(b)) by purchasing the amount of the shortfall in January of the following calendar year and having said purchases applied toward the Minimum or Subsequent Minimum, as applicable, of the preceding year, but not towards the Subsequent Minimum for the then current year.

     (d) in the event Hubbard is unable to obtain and continue in force at usual and customary rates then in effect for similar business, insurance insuring against products liability resulting from the cigars sold by Hubbard hereunder, Hubbard shall have the right, by giving Tamboril fifteen days' written notice to cancel this Agreement, effective that the date the products liability insurance and/or general liability insurance is no longer able to be obtained at said rate.

     (e) the parties agree that the non-performance or breach of any of the essential obligations of either party under this Agreement or any action or omission by either party that adversely and substantially affects the other party shall be a valid cause for the termination of this Agreement prior to the expiration of its term, including but not limited to, the payments of Tamboril's invoices hereunder.

     14.  TAXES, DUTIES, ETC.: Hubbard shall bear and pay any and all customs,
          -------------------
duties, excise taxes or other charges or taxes for the importation of the products manufactured hereunder.

     15.  FORCE MAJEURE:
          -------------

     (a) Any delay or failure of performance of any part of this Agreement shall be excused if and to the extent caused, directly or indirectly, by an occurrence beyond either party's control, including, but not limited to, disputes with workmen, fires, strikes, epidemics, floods, accidents, earthquakes, hurricanes, delays in transportation, shortage of freight cars, trucks or vessels, shortages of fuel or other materials, war, riot, civil commotion, radiological contamination, blockages, embargoes, acts, demands or requirements of any governmental body of the United States of America or Dominican Republic or of any other country from which shipments of the brand shall be sent or received, or any state or municipality thereof, restraining order of any courts, acts of God or other events of force majeure. Written notice of an occurrence of Force Majeure shall be given by the affected party to the other party within twenty (20) days after such event occurs.

     (b) Should force majeure, legislation or governmental action, subsequently frustrate either party in complying with this Agreement for a period of one hundred and eighty (180) days, the aggrieved party may terminate this Agreement on notice to the other party.

     16.  REPRESENTATION:  It is expressly agreed and understood that neither
          --------------
party hereto is the agent or legal representative of the other and neither party has the authority, express or implied to bind the other or pledge its credit. This Agreement does not create a partnership or joint venture between the two parties.

     17.  NOTICES:  All notices, whenever required in this Agreement, will be in
          -------
writing and sent by certified mail, return receipt requested, or by overnight courier service where verification of delivery is available and simultaneously by facsimile to the following addresses, or such other address as either party may furnish the other in writing:

If to Hubbard:

Hubbard Imports
c/o Wayne Chaplin
16295 N.W. 16 Court
Miami, FL 33169
Fax No.
        --------------

With a copy to:

Robert Breier, Esq.
Breier and Seif, P.A.
1320 South Dixie Highway, Suite 830
Coral Gables, FL 33146.
Fax No. 305-667-3071

If to Tamboril:

Tamboril Cigar Company
Attn: Anthony Markofsky
2600 S.W. Third Avenue
Miami, FL 33129
Fax No. 305-860-0752

With a copy to:

Steven M. Kaplan, Esq.
Kaplan Gottbetter & Levenson, LLP
630 Third Avenue
New York, NY 10017
Fax No. 212-983-9210

Notices will be deemed to have been given one business day following the mailing and facsimile transmission of said notice.

     18.  CONTROLLING LAW:  This Agreement shall be construed in accordance with
          ---------------
the laws of the State of Florida, United States of America and jurisdiction over the parties and subject matter over any controversy arising hereunder shall be in the Courts of the State of Florida, County of Dade or the Federal courts therein. Both parties hereby irrevocably consent to said jurisdiction and venue.

     19.  ASSIGNMENT:
          ----------

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other party, and any attempts to do so without the consent of the other party shall be void and of no effect; provided however that Hubbard shall have the right to assign or transfer this Agreement to an entity at least as credit-worthy as Hubbard (as determined by Tamboril), and which includes as a majority owner one or more of the current partners of Hubbard as of the date of this Agreement. Notwithstanding anything to the contrary, Tamboril shall have the right to assign its rights to receive payments hereunder; provided however that advance written notice be given to Hubbard and that any of Hubbards rights to a set off of any amounts due hereunder shall be unaffected thereby.

     20.  ENTIRE AGREEMENT:
          ----------------

     This writing and the Distribution Agreement constitute the entire agreement and understanding between the parties with respect to the subject matter herein. Any and all other agreements concerning the subject matter herein are hereby canceled and superseded by this Agreement. No other oral or written agreements or representations exist or are being relied upon by either party. Any modifications or additions hereto must be made in writing and signed by both parties.

     21.  MISCELLANEOUS:
          -------------

     (a) The paragraph headings used herein are for reference purposes only and do not effect the meaning or interpretation of this Agreement. If any provisions of this Agreement are for any reason declared to be invalid or illegal, the remaining provisions shall not be affected thereby.

     (b) The failure of either party to enforce any or all of its rights hereunder as they accrue shall not be deemed a waiver of those rights, all of which are expressly reserved.

     (c) This Agreement may be executed in more than one counterpart, all of which shall be deemed to be originals.

     (d) If a petition in bankruptcy is filed by or against either party, or either party becomes insolvent, or makes an assignment for the benefit of creditors, or any other arrangement pursuant to any bankruptcy law, or if either party discontinues its business or if a receiver is appointed for either party's business, to the fullest extent permitted by law at the time of the occurrence, this Agreement shall automatically terminate without any notice whatsoever being necessary.

REMAINDER OF THIS PAGE BLANK; SIGNATURE PAGE FOLLOWS

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement of eleven (11) pages as of the date first written above.


TAMBORIL CIGAR COMPANY                HUBBARD IMPORTS



By:                                   By:
   ---------------------------           ---------------------------

Title:                                Title:
      ------------------------              ------------------------

                                   SCHEDULE A
                             TAMBORIL CIGAR COMPANY
                               DELIVERY SCHEDULE



# OF CIGARS         DATE TO BE PURCHASED/SHIPPED BY
-----------         -------------------------------

                                   SCHEDULE B
                           PRICING FOR HAMILTON BRAND


BRAND     DESCRIPTION     SIZE     SINGLE         PACK     BASE      PURCHASE PRICE     PURCHASE PRICE
                                   BASE PRICE              PRICE     INCLUDING          INCLUDING 898
                                   PER CIGAR                         IMPORT DUTIES      BOX *
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

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----------------------------------------------------------------------------------------------------------


*As requested by George Hamilton

                                   SCHEDULE C

To be prepared and incorporated into this agreement by reference at a future date by the parties.

                                       14